Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and among Michael W. Patrick (“Patrick”) and Carmike Cinemas, Inc. (the “Company”) and the Company’s former and current employees, partners, members, managers, supervisors, attorneys, investors, agents, officers, directors, and affiliates, including parent companies, subsidiaries, employee benefit plans, and divisions (collectively, with the Company, the “Releasees”).

W I T N E S S E T H

WHEREAS, Patrick was employed with the Company as its Chief Executive Officer pursuant to an Employment Agreement dated January 31, 2002, as amended December 31, 2008 (the “Employment Agreement”);

WHEREAS, Patrick has resigned his employment with the Company and all offices he holds with the Company effective January 19, 2009 (the “Separation Date”);

WHEREAS, Patrick has resigned as Chairman and as a member of the Board of Directors;

WHEREAS, the Company has agreed to provide Patrick with certain severance payments and benefits to which he would not otherwise be entitled, as provided in this Agreement; and

WHEREAS, Patrick and the Releasees want to settle fully and finally all differences, disputes and potential disputes between them arising out of Patrick’s employment and termination of employment with the Company, and to cancel and supersede the Employment Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.    Consideration. Provided that Patrick satisfies the conditions of this Agreement (including Sections 5, 6, 7, 8, 9 and 10 below), the Company will provide Patrick the following consideration (the “Consideration”):

A.    Severance. The Company shall pay to Patrick the gross lump sum of $5,000,000 (the “Severance”), subject to applicable withholdings and other amounts required by law to be withheld. The Severance shall become due and payable six months and one day after Patrick’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code — a “Separation from Service”);

B.    Welfare Benefits. The Company shall continue to maintain health, medical, dental, and group life coverage for Patrick through January 31, 2012, subject to the terms and conditions of the Company’s applicable plans, as amended from time to time. Patrick shall pay 100% of the cost of such coverage, and the Company shall reimburse Patrick for the Company’s portion of such cost as soon as practicable after Patrick pays such cost. Should the Company determine that it cannot continue to provide Patrick with coverage under its applicable plan(s), the Company shall reimburse Patrick for reasonable premiums actually incurred by him to purchase comparable coverage;

C.    Death Benefit. Should Patrick die on or before January 31, 2012, the Company shall pay to Patrick’s surviving spouse (or such other person as Patrick may designate to the Company in writing) the sum of $850,000, paid in equal monthly installments over a period of twelve (12) months; and

D.    Perquisites. The Company shall transfer to Patrick the title to the current Company vehicle used by Patrick as soon as practicable following the Effective Date, and Patrick shall thereafter be responsible for all costs and liabilities related to such vehicle. The Company shall further continue to pay for Patrick’s current club memberships that were paid for by the Company prior to the Separation Date through December 31, 2009. The Company shall no longer reimburse Patrick for health, medical or dental expenses incurred by Patrick or Patrick’s family or dependents that are not otherwise covered by the Company’s health, medical, or dental plans.

E.    Acknowledgements. Patrick acknowledges and agrees that the Consideration encompasses and is in lieu of and in full satisfaction of any and all other payments which Patrick is owed, is potentially owed, or claims to be owed to him by the Company, or any benefit plan or trust maintained by the Company, whether arising under the Employment Agreement or otherwise (except for any arising under the Stock Grant Certificate, the Option Certificate, or the balance under Patrick’s Deferred Compensation Agreement and Trust Agreement (each as identified in Section 14 hereof)) as of the Separation Date (as adjusted for earnings and losses through the date(s) such deferred compensation is distributed) including, without limitation, any other salary, severance, benefits, bonuses, deferred compensation, equity compensation, vacation pay, pay, sick pay or other paid time off. For the avoidance of doubt, there shall be no deferred compensation contribution by the Company of any sort with respect to any of the Consideration.

2.    Releases and Covenants Not to Sue.

A.    General Release by Patrick. As a material inducement of the Company to enter into this Agreement, Patrick hereby irrevocably and unconditionally releases, acquits, and forever discharges the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including, but not limited to, any claims for compensatory damages, special damages, punitive damages, or any other form of compensation from the Releasees or any of them, or based upon any contract, covenant of good faith and fair dealing, or any tort, or any federal, state, or other governmental statute, regulation, ordinance or common law, including, without limitation claims for unpaid wages, vacation pay, or other fringe benefits; breach of any covenant of good faith and fair dealing; breach of an express or implied contract; violation of any other legal, equitable or contractual duty arising under the laws of any state or locality, or the laws of the United States, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; Executive Order 11246, 30 Fed. Reg. 12319; 42 U.S.C. § 1985(3); the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; and the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, et seq., which Patrick now has, owns or holds, or claims to have, own or hold, which Patrick at any time heretofore had, owned or held, or claimed to have, against each or any of the Releasees, including claims arising under the Employment Agreement, or any other agreement or plan whatsoever, whether oral or written. Patrick represents, acknowledges and agrees that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act. Patrick hereby covenants and agrees, to the fullest extent permitted by law, not to sue, file any grievance, complaint or arbitration, commence, or permit to be commenced or filed, any litigation, administrative charge, or other proceeding against any of the Releasees as described herein, with respect to any matter whatsoever, including, but not limited to, any matter arising from or relating to the terms and conditions of his employment with the Company, the termination of his employment with the Company, and any other actions taken by the Company concerning Patrick up to the time of the Effective Date.

B.    Release of Claims under the ADEA. In addition to the foregoing, Patrick hereby knowingly and voluntarily releases and discharges the Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which he and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Releasees. Notwithstanding any other provision or section of this Agreement, Patrick does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Agreement is signed by him.

Patrick hereby acknowledges and represents that (i) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (ii) the Company has advised (or hereby advises) Patrick in writing to consult with an attorney prior to executing this Agreement, and (iii) Patrick has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement. Patrick and the Company acknowledge and agree that any revisions made to this Agreement after it was initially delivered to Patrick were either not material or were requested by Patrick, and expressly agree that such changes do not re-start the 21-day consideration period described above.

The parties hereby acknowledge this Agreement shall not become effective or enforceable until the eighth (8th) day after it is executed by Patrick (the “Effective Date”) and that Patrick may revoke this Agreement at any time before the Effective Date.

In the event Patrick revokes, he shall notify the Company in writing to its designated agent for this purpose no later than the last day of the revocation period. Such notice shall be delivered to the Company by national overnight delivery service such as Federal Express or United Parcel Service, the receipt of which shall be tracked by the delivery service, and addressed as follows:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attn: General Counsel

C.    General Release by the Company. As a material inducement of Patrick to enter into this Agreement, the Company hereby irrevocably and unconditionally releases, acquits, and forever discharges Patrick from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including, but not limited to, any claims for compensatory damages, special damages, punitive damages, or any other form of compensation from Patrick, or based upon any contract, covenant of good faith and fair dealing, or any tort, or any federal, state, or other governmental statute, regulation, ordinance or common law, including, without limitation claims asserting violation of any legal, equitable or contractual duty arising under the laws of any state or locality, or the laws of the United States, which the Company now has, owns or holds, or claims to have, own or hold, which the Company at any time heretofore had, owned or held, or claimed to have, against Patrick. The Company hereby covenants and agrees, to the fullest extent permitted by law, not to sue, file any grievance, complaint or arbitration, commence, or permit to be commenced or filed, any litigation, administrative charge, or other proceeding against Patrick as described herein, with respect to any matter whatsoever, including, but not limited to, all actions taken by Patrick concerning the Company up to the time of the Effective Date.

3.    Denial of Liability or Wrongful Conduct. This Agreement shall not in any way be construed as an admission by the Company or Patrick that they have acted wrongfully with respect to each other or any other person, or that the Company or Patrick have any rights whatsoever against each other.

4.    No Pending Claims. The Company and Patrick represent that they have not filed, nor assigned to others the right to file, nor are there pending any complaints, charges or lawsuits against the Releasees or Patrick (as applicable) with any governmental agency or any court, and that the Company shall not file against Patrick, and Patrick shall not file any claims against the Releasees with any governmental agency or any court at any time hereafter for actions taken up to and including the Effective Date with respect to matters released by this Agreement. Patrick agrees that he will not seek or be entitled to any personal or representative monetary recovery in any proceeding of any nature arising out of any of the matters released above.

5.    Board Memberships. Patrick agrees to immediately resign from the Board of Directors (and all positions or offices related thereto) effective as of the Effective Date. Patrick agrees not to accept re-election to the Board for a period of three (3) years following the Effective Date.

6.    Non-Disparagement. Except as otherwise required by law, Patrick acknowledges and agrees that he shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of the other Releasees, including, but not limited to, negative references to the Company’s or a Releasee’s services, policy, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company or a Releasee to the general public and/or the Company’s or Releasee’s employees, clients, suppliers, and/or business partners. Except as otherwise required by law, the Company acknowledges and agrees that the independent members of its Board of Directors shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Patrick.

7.    Nondisclosure, Non-Competition and Non-Solicitation.

A.    Confidentiality. Patrick agrees to and shall hold in confidence all Trade Secrets and all Confidential Information (each as defined below) and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential Information to any person or entity, without the prior written consent of the Company. Patrick’s obligation of non-disclosure as set forth herein with regard to each item constituting all or any portion of a Trade Secret shall continue for so long as such item continues to constitute a Trade Secret under applicable law, and with regard to any Confidential Information, for a period of three (3) years after the Separation Date.

“Confidential Information” means data or other information relating to the business of the Company or a Releasee (other than Trade Secrets) that is or has been disclosed to Patrick or of which Patrick became aware as a consequence of or through Patrick’s relationship with the Company or a Releasee and which has value to the Company or a Releasee, is not generally known to the Company’s or the Releasee’s competitors (as applicable. Confidential Information includes, without limitation, information in any form or media (including documents, records, agreements, drafts, and email) regarding the Company’s or a Releasee’s officers, directors, employees, members, managers, customers or actively sought prospective customers, investors and investments or actively sought investors and investments, suppliers, manufacturers, and distributors gained by Patrick as a result of Patrick’s relationship with the Company or the Releasees (or any of them) that is not publicly known. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Patrick without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

“Trade Secrets” means information protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by the Company or a Releasee (except where such public disclosure has been made by Patrick without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

B.    Non-Competition. For twenty-four (24) months from the Separation Date, Patrick will not, whether as an owner, member, shareholder, partner, employee, officer, director, consultant, advisor, or independent contractor, provide senior executive or management services the same or substantially similar to any such services that Patrick provided to the Company or its parent or subsidiary entities (as applicable) at any time during the last twenty-four (24) months of Patrick’s employment with the Company, to or on behalf of any business with respect to activities that compete or seek to compete with the Company or its affiliates in any Competing Business in the Territory regardless of where Patrick is physically located. For purposes of this Agreement, the term “Territory” means the states of Alabama, Arkansas, Colorado, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Michigan, Minnesota, Missouri, Montana, Nebraska, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, West Virginia, Wisconsin, and Wyoming. The term “Competing Business” means the business of owning and/or operating movie theatres. Patrick acknowledges and agrees that the Territory identified in this Section 7.B. is the geographic area in or as to which the Company owns or operates movie theatres, and that Patrick, as Chief Executive Officer, President and Chairman of the Company, performed services or had responsibilities for the Company and its affiliates by being actively engaged as member of the Company’s senior management team during Patrick’s employment with the Company. The foregoing restrictions shall not be construed to prohibit the ownership by Patrick of less than one percent (1%) of any class of securities of any corporation that is engaged in a Competing Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Patrick nor any group of persons including Patrick in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, consults with, advises, or otherwise takes any part in its business, other than exercising Patrick’s rights as a shareholder, or seeks to do any of the foregoing, that would be inconsistent with this Section 7.B.

C. Non-Solicitation of Investors, Customers and Vendors.    Patrick covenants and agrees that, for a period of twenty-four (24) months following the Separation Date, Patrick will not, directly or indirectly, with respect to any of the Company’s current investors, customers or vendors with whom Patrick had material contact during his employment with the Company: (i) solicit, divert, take away, or attempt to solicit, divert or take away, any such investor, customer or vendor for the purpose of engaging in a Competing Business, or (ii) encourage any vendor to cease or reduce its patronage of the Company for the purpose of engaging in a Competing Business.

D. Non-Solicitation of Employees.    Patrick further covenants and agrees that for a period of twenty-four (24) months following the Separation Date, Patrick will not, directly or indirectly, solicit or encourage the solicitation or hiring of any person who was an employee of the Company at any time during the twenty four (24) month period immediately preceding the Separation Date, with whom Patrick had material contact, by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Patrick will not apply to: (i) Yvonne Wood, and (ii) any person after a period of twelve (12) months has elapsed subsequent to the date on which such person’s employment by the Company has terminated.

E. Acknowledgements.    Patrick acknowledges and agrees that Patrick’s obligations under this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company and that any claim or cause of action by Patrick against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any other adversely affected Releasee of the covenants and promises in this Section 7.

F. Reformation.    In the event that any of the covenants in this Section 7 is found by a court of competent jurisdiction to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.

8. Cooperation.    Patrick acknowledges and agrees that he will cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Patrick, by virtue of Patrick’s employment with the Company, has relevant knowledge or information, without any further compensation other than what is provided in this Agreement. Patrick further agrees that from the Effective Date through the conclusion of the Company’s 2009 Annual Meeting of Stockholders, he shall make himself reasonably available to the Company at the Company’s request to consult on business issues, without any further compensation other than what is provided in this Agreement. The services provided by Patrick hereunder shall not exceed 20% of the average level of services Patrick provided to the Company during the 36-month period ending on the Separation Date, or ten (10) hours per calendar month, whichever is less.

9. Standstill.    Patrick agrees that for a period of thirty-six (36) months from the Separation Date, neither Patrick nor any of his affiliates or persons or entities acting at his direction will, unless specifically invited in writing by the Board of Directors of the Company, acting by resolution approved by a majority of all members of the Board, directly or indirectly, in any manner (the obligations pursuant to this Section 9 being, the “Standstill”):

A. acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, tender offer, exchange offer, through the acquisition or control of another person or entity, or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company or any of its subsidiaries;

B. make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) of proxies or consents to vote, whether subject to or exempt from the proxy rules, or seek to advise, encourage or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company or any of its subsidiaries;

C. initiate, propose or “solicit” (as such term is used in the proxy rules of the Securities and Exchange Commission) stockholders of the Company or any of its subsidiaries for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage others to initiate any such stockholder proposal; otherwise communicate with the Company’s or its subsidiaries’ stockholders or others pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act in connection with the solicitation of proxies or consents or matters presented to the Company’s or its subsidiaries’ stockholders;

D. form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or its subsidiaries;

E. acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the Company or any of its subsidiaries or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its subsidiaries;

F. arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries;

G. otherwise act, alone or in concert with others, to seek to propose to the Company or any of its subsidiaries or any of their respective stockholders or make any public statement with respect to any merger, business combination, consolidation, sale, tender offer, exchange offer, restructuring, reorganization, dissolution, liquidation, recapitalization or other transaction involving the Company or any of its subsidiaries;

H. seek, alone or in concert with others, to control, change or influence the management, Board of Directors or policies of the Company or any of its subsidiaries, or otherwise seek, alone or in concert with others, election or appointment to or representation on, or to nominate or propose the nomination of any candidate to, the Board of Directors of the Company or the removal of any member of the Board of Directors of the Company, or propose any matter to be voted upon by the stockholders of the Company or any of its subsidiaries;

I. make any publicly disclosed proposal, public statement, public inquiry or public disclosure of any intention, plan, or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of the Standstill; or

J. announce an intention to do, or to enter into any arrangement or understanding with others (whether written or oral) to do, or to finance, intentionally advise, enable, assist or encourage others to do any of the actions restricted or prohibited under clauses A through I of this Standstill, or take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses A through I of this Standstill, or otherwise intentionally take, or solicit, or cause or encourage others to take, any action inconsistent with the foregoing.

K. Patrick further agrees that for a period of eighteen (18) months, he shall not sell, transfer, or otherwise dispose of any of his current equity interests in the Company. Thereafter, Patrick shall be permitted to sell, transfer, or otherwise dispose of such equity interests to the extent not prohibited by law or any applicable shareholder agreement(s).

10. Return of Company Property.    Patrick agrees to promptly return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, computers and related equipment, cell phones, vendor or customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, data, document or piece of equipment belonging to the Company. Patrick agrees not to retain any copies of the Company’s property, including any copies existing in electronic form, which are in Patrick’s possession or control. Patrick acknowledges that he has not and will not destroy, delete, or alter any Company property without the Company’s written consent. Patrick agrees that within three (3) business days following the Effective Date, he will reimburse the Company the gross amount of $192,810 for certain expenses incurred by the Company on Patrick’s behalf while Patrick was employed by the Company.

11. Modification.    No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Patrick and an authorized representative of the Company’s Board of Directors, which writing shall specifically reference this Agreement and the provisions which the parties intend to waive or modify.

12. Voluntary Agreement/Consultation with Counsel.    Patrick acknowledges the following: (a) he has read and fully understands the terms of this Agreement; (b) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence in agreeing to its terms; (c) has been (or is hereby) advised by the Company in writing that he may discuss this Agreement with his personal attorney, and has had an opportunity to do so; and (d) has been given a reasonable time (of at least 21 days) to consider whether he should enter into this Agreement.

13. Attorneys’ Fees and Costs.    If either party brings a claim released or waived under this Agreement, or breaches any representation contained herein, such party will pay the attorneys’ fees incurred by the other party (or Releasee, as applicable) to defend such claim, in addition to any other damages or relief a court may award.

14. Entire Agreement.    Except as expressly provided herein, this Agreement constitutes and contains the entire agreement and final understanding concerning Patrick’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all other agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof (including the Employment Agreement, which is hereby expressly cancelled and superseded by this Agreement). Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. Notwithstanding the foregoing, the Indemnification Agreement between Patrick and the Company dated November 13, 2003, the Stock Grant Certificate between Patrick and the Company effective April 13, 2007, the Option Certificate between Patrick and the Company effective April 13, 2007, The Deferred Compensation Agreement between Patrick and the Company dated April 16, 1990 (as amended effective July 1, 2007), and the Trust Agreement between Patrick and the Company dated April 16, 1990 shall survive in accordance with their respective terms. For further clarity, each of the foregoing expressly survive and remain in full force and effect, and do not merge into this Agreement.

15. Applicable Law.    This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia, notwithstanding its provisions governing choice of law. Patrick acknowledges and agrees that he was employed by the Company in Georgia.

Subject to Section 20 below, any action to enforce any provision of this Agreement shall be brought exclusively in the appropriate state or federal court in the State of Georgia.

16. Severability.    The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

17. Headings and Captions.    The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

18. Construction.    In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19. Injunctive Relief/Obligations.    Patrick acknowledges and agrees that the remedy at law for any breach of Sections 5, 6, 7, 8, 9 or 10 hereof (including any other terms incorporated by such paragraphs) will be inadequate and that in the event of such breach, the Company and/or the Releasees will suffer irreparable damage. Accordingly, in addition to all other remedies available, the Company and any other adversely affected Releasee will therefore be entitled, in aid of any arbitration conducted pursuant to Section 20 hereof, to temporary, preliminary or permanent injunctive relief from a court enjoining said breach or threatened breach without having to post a bond or other security. The existence of any claim, demand, action or cause of action of Patrick against any Releasee shall not constitute a defense to the enforcement by the Company or any Releasee of any of the covenants or agreements herein.

20. Arbitration.    Except as provided below, any disputes or claims of any kind or nature, including the arbitrability of claims under this Agreement, between Patrick and the Company for any reason whatsoever, shall be settled by final and binding arbitration in Atlanta, Georgia under the Federal Arbitration Act.

Prior to filing a demand for arbitration, the party seeking arbitration shall serve upon the other party written notice of an intent to arbitrate hereunder listing the claims to be arbitrated. Thereafter, the parties shall, for a period of two weeks, first attempt in good faith to resolve any such claim through informal negotiation. If the claim is not resolved, the arbitration shall be administered by an arbitration agency mutually agreeable to Patrick and the Company, before a panel of three arbitrators mutually agreeable to Patrick and the Company. Should the Company and Patrick be unable to mutually agree upon an arbitration agency or panel of three arbitrators within four weeks of either party’s written notice of intent to arbitrate hereunder, or within two weeks from the time any court or other judicial body orders arbitration, the arbitration shall be administered by the American Arbitration Association before a panel of three arbitrators mutually agreeable to Patrick and the Company. If Patrick and the Company are thereafter unable to agree upon three arbitrators, the arbitrators shall be selected in accordance with the rules of the American Arbitration Association.

Upon the request of either party, the arbitrators’ award shall include findings of fact and conclusions of law. Discovery in the arbitration by or to each party shall presumptively be limited to five depositions (including experts), twenty-five interrogatories (including subparts), and thirty document requests (including subparts). In considering the relevancy, materiality, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, the self-evaluative privilege, and appropriate protection of the Company’s Trade Secrets, personnel records, and other Confidential Information or proprietary information. Any arbitration of any claim by Patrick pursuant to this Agreement may not be joined or consolidated with any other arbitration(s) by or against the Company, including through any class arbitration. Notwithstanding any other provision of this Agreement, the Company may seek temporary, preliminary, or permanent injunctive relief against Patrick at any time without resort to arbitration. If any provision of this Section is found to be invalid or unenforceable, such provision shall be severed or modified as necessary to permit this Section to be upheld and enforced to the maximum extent permitted by law.

21. Notice.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight courier, addressed as follows:

To the Company:	Carmike Cinemas, Inc. 1301 First Avenue Columbus, Georgia 31901 Attn: General Counsel

With a copy to:	Alan J. Prince, Esq. King & Spalding, LLP 1180 Peachtree Street Atlanta, Georgia 30309

To Patrick:	Mr. Michael W. Patrick 2701 Lynda Lane Columbus, Georgia 31906

THE PARTIES ATTEST THAT THEY HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THEY MAY HAVE AGAINST EACH OTHER.

/s/ Michael W. Patrick		February 12, 2009
Michael W. Patrick		Date

CARMIKE CINEMAS, INC.

By:	/s/ S. David Passman, III	February 12, 2009
	S. David Passman, III Chairman of the Board of Directors	Date